Exhibit 23(f)

          Consent of Madison Valuation Associates, Inc.


We hereby consent to the use of our opinion letter dated February 17, 1997 to the Board of Directors of Pioneer included as Appendix VI to the Joint Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed combination of Pioneer with Mid-Plains and to the references to such opinion in such Joint Proxy Statement under the captions "The Mergers-Background of the Mergers", "The Mergers-Reasons for the Mergers; Recommendations of the Boards" and "Opinions of Financial Advisors-Opinion of Pioneer Financial Advisor".

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


/s/ MADISON VALUATION ASSOCIATES, INC.

1 S. Pinckney Street
Madison, WI  53703


February 21, 1997